CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer California Municipal Fund:

We consent to the use in this Registration Statement of Oppenheimer California Municipal Fund, of our report dated September 17, 2009, relating to the financial statements and financial highlights of Oppenheimer California Municipal Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Financial Highlights” appearing in the Prospectus, which is also part of such Registration Statement and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

                         /s/KPMG LLP
                         KPMG LLP

Denver, Colorado

November 23, 2009